UNITED STATES
                        SECURITIES & EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. __)*


                              Redback Networks Inc.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    757209507

                                 (CUSIP Number)

                                 January 2, 2004
             (Date of event which requires filing of this statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule 13G is filed:
     [ ]  Rule 13d-1(b)
     [X]  Rule 13d-1(c)
     [ ]  Rule 13d-1(d)





----------------
     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for purposes of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).








                               Page 1 of 23 Pages

CUSIP No. 757209507                    13G                   Page 2 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Latitude Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 3 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Securities, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN
            SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            BD
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 4 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Halifax Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)  TYPE OF REPORTING PERSON **
           OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 5 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Multi-Strategy Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 6 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Master Fund, Ltd.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 7 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 8 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            RCG Baldwin, LP
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            PN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 9 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            RCG Asia Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 10 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Advisors, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 11 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Ramius Capital Group, LLC
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY
            OWNED BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IA
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 12 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            C4S & Co., L.L.C.
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            OO
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 13 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Peter A. Cohen
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 14 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Morgan B. Stark
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                              3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 15 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS I.R.S. IDENTIFICATION NO. OF ABOVE
            PERSONS

            Thomas W. Strauss
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 16 of 23 Pages


     (1)    NAMES OF REPORTING PERSONS
            I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

            Jeffrey M. Solomon
-----------------------------------------------------------------------
     (2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP **
                                                               (a)  [X]
                                                               (b)  [ ]
-----------------------------------------------------------------------
     (3)    SEC USE ONLY
-----------------------------------------------------------------------
     (4)    CITIZENSHIP OR PLACE OF ORGANIZATION

            United States
-----------------------------------------------------------------------
NUMBER OF      (5)  SOLE VOTING POWER
                    0
SHARES         ________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                    3,682,436
OWNED BY       ________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                    0
REPORTING      ________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                    3,682,436
-----------------------------------------------------------------------
     (9)    AGGREGATE AMOUNT BENEFICIALLY OWNED
            BY EACH REPORTING PERSON
            3,682,436
-----------------------------------------------------------------------
     (10)   CHECK BOX IF THE AGGREGATE AMOUNT
            IN ROW (9) EXCLUDES CERTAIN SHARES **
                                                                    [ ]
-----------------------------------------------------------------------
     (11)   PERCENT OF CLASS REPRESENTED
            BY AMOUNT IN ROW (9)
            7.17%
-----------------------------------------------------------------------
     (12)   TYPE OF REPORTING PERSON **
            IN
-----------------------------------------------------------------------


                     ** SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 757209507                    13G                   Page 17 of 23 Pages


Item 1.

(a)  Name of Issuer

         Redback Networks Inc., a Delaware Corporation (the "Company").

(b) Address of Issuer's Principal Executive Offices

         300 Holger Way
         San Jose, California 95134

Item 2(a).  Name of Person Filing
Item 2(b).  Address of Principal Business Office
Item 2(c).  Citizenship

        RCG Latitude Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius Securities, LLC
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        RCG Halifax Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        RCG Muti-Strategy Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius Master Fund, Ltd.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Cayman Islands

        Ramius, LP
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        RCG Baldwin, LP
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

CUSIP No. 757209507                    13G                   Page 18 of 23 Pages


        RCG Asia Advisors, LLC
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Ramius Advisors, LLC
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        C4S & Co., L.L.C.
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: Delaware

        Peter A. Cohen
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Morgan B. Stark
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Thomas W. Strauss
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

        Jeffrey M. Solomon
        c/o Ramius Capital Group, LLC
        666 Third Avenue, 26th Floor
        New York, New York 10017
        Citizenship: United States

Item 2(d)  Title of Class of Securities

         Common Stock, par value $0.0001 per share ("Common Stock")

Item 2(e)  CUSIP Number

         757209507

CUSIP No. 757209507                    13G                   Page 19 of 23 Pages


Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or dealer registered under Section 15 of the Act (15 U.S.C. 78o).

(b) [ ] Bank as defined in Section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Act (15 U.S.C. 78c).

(d) [ ] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.   Ownership

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned:

                  As of the date of this filing, each Reporting Person may be deemed the beneficial owner of (i) 109,953 shares of Common Stock owned by Xavex Covertible Arbitrage Fund 5, a Jersey trust ("Xavex"), (ii) 1,844,314 shares of Common Stock owned by RCG Latitude Master Fund, Ltd., a Cayman Islands company ("Latitude"), (iii) 237,235 shares of Common Stock owned by Ramius Securities, LLC, a Delaware limited liability company ("Ramius Securities"), (iv) 109,265 shares of Common Stock owned by RCG Halifax Fund, Ltd., a Cayman Islands company ("Halifax"), (v) 137,440 shares of Common Stock owned by RCG Multi-Strategy Master Fund, Ltd., a Cayman Islands company ("Multi-Strategy"), (vi) 1,051,792 shares of Common Stock owned by Ramius Master Fund, Ltd., a Cayman Islands company ("Ramius Master Fund"), (vii) 99,657 shares of Common Stock owned by Guggenheim Portfolio Co. XV, LLC, a Delaware limited liability company ("Guggenheim"), (viii) 26,518 shares of Common Stock owned by Ramius, LP, a Delaware limited partnership ("Ramius, LP") and (ix) 66,262 shares of Common Stock owned by RCG Baldwin, LP, a Delaware limited partnership ("Baldwin"). Each Reporting Person disclaims beneficial ownership of any shares of Common Stock directly owned by another Reporting Person.

CUSIP No. 757209507                    13G                   Page 20 of 23 Pages


                 Note: Ramius Capital Group, LLC, a Delaware limited liability company ("Ramius Capital") is the investment advisor of Xavex, Latitude, Halifax and Guggenheim and has the power to direct some of the affairs of Xavex, Latitude, Halifax and Guggenheim, including decisions respecting the disposition of the proceeds from the sale of shares of the Common Stock. RCG Asia Advisors, LLC, a Delaware limited liability company ("RCG Asia") is the investment advisor of Multi-Strategy. Ramius Advisors, LLC, a Delaware limited liability company ("Ramius Advisors") is the investment advisor of Ramius Master Fund and the general partner of Ramius, LP and Baldwin. RCG Asia and Ramius Advisors are wholly-owned subsidiaries of Ramius Capital. Ramius Securities is a broker dealer affiliated with Ramius Capital. C4S & Co., L.L.C., a Delaware limited liability company ("C4S"), is the managing member of Ramius Capital and in that capacity directs its operations. Peter A. Cohen ("Mr. Cohen"), Morgan B. Stark ("Mr. Stark"), Thomas W. Strauss ("Mr. Strauss") and Jeffrey M. Solomon ("Mr. Solomon") are the managing members of C4S and in that capacity direct its operations.

         (b)      Percent of class:

                  Approximately 7.17% as of the date of this filing. (Based on 51,355,000 shares of Common Stock issued and outstanding as of January 5, 2004.)

         (c)      Number of shares as to which such person has:

                  (i)      Sole power to vote or to direct the vote:

                           0

                  (ii)     Shared power to vote or to direct the vote

                           3,682,436 shares of Common Stock.

                  (iii)    Sole power to dispose or to direct the disposition of

                           0

                  (iv) Shared power to dispose or to direct the disposition of

                           3,682,436 shares of Common Stock.

Item 5.   Ownership of Five Percent or Less of a Class

         Not applicable.

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

         Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person

         Not applicable.

CUSIP No. 757209507                    13G                   Page 21 of 23 Pages


Item 8.   Identification and Classification of Members of the Group

         This statement is filed by:

             (i)    Latitude;

             (ii)   Ramius Securities;

             (iii)  Halifax;

             (iv)   Multi-Strategy;

             (v)    Ramius Master Fund;

             (vi)   Ramius, LP;

             (vii)  Baldwin;

             (viii) RCG Asia, as the investment advisor of Multi-Strategy;

             (ix) Ramius Advisors, as the investment advisor of Ramius Master Fund and general partner of Ramius, LP and Baldwin;

             (x) Ramius Capital, as the investment advisor of Latitude and Halifax;

             (xi)   C4S, as the managing member of Ramius Capital;

             (xii)  Mr. Cohen, as a managing member C4S;

             (xiii) Mr. Stark, as a managing member C4S;

             (xiv)  Mr. Strauss, as a managing member C4S; and

             (xv)   Mr. Solomon, as a managing member C4S.

Item 9.   Notice of Dissolution of Group

         Not applicable.

Item 10.  Certification

         By signing below each of the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 757209507                    13G                   Page 22 of 23 Pages


                                   SIGNATURES

         After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information with respect to it set forth in this statement is true, complete, and correct.

Dated: January 12, 2004

RCG LATITUDE MASTER FUND, LTD.             RAMIUS SECURITIES, LLC

By: Ramius Capital Group, LLC,             By: Ramius Capital Group, LLC,
    its Investment Advisor                     its Managing Member


By:/s/ Marran Ogilvie                      By:/s/ Marran Ogilvie
   ------------------------------             ------------------------------
   Name:  Marran Ogilvie                      Name:  Marran Ogilvie
   Title: General Counsel                     Title: General Counsel


RCG HALIFAX FUND, LTD.                     RCG MULTI-STRATEGY MASTER FUND, LTD.

By: Ramius Capital Group, LLC,             By: RCG Asia Advisors, LLC,
    its Investment Advisor                     its Investment Advisor
                                           By: Ramius Capital Group, LLC,
                                               its Managing Member

By: /s/ Marran Ogilvie
    ------------------------------
    Name:  Marran Ogilvie                   By: /s/ Marran Ogilvie
    Title: General Counsel                      ----------------------------
                                                Name:  Marran Ogilvie
                                                Title: Authorized Signatory

RAMIUS MASTER FUND, LTD.                   RAMIUS, LP

By: Ramius Advisors, LLC,                  By: Ramius Advisors, LLC,
    its Investment Advisor                     its Investment Advisor
By: Ramius Capital Group, LLC,             By: Ramius Capital Group, LLC,
    its Managing Member                        its Managing Member


By: /s/ Marran Ogilvie                     By: /s/ Marran Ogilvie
    ------------------------------             -----------------------------
    Name:  Marran Ogilvie                      Name:  Marran Ogilvie
    Title: Authorized Signatory                Title: Authorized Signatory

CUSIP No. 757209507                    13G                   Page 23 of 23 Pages


RCG BALDWIN, LP                            RCG ASIA ADVISORS, LLC

By: Ramius Advisors, LLC,                  By: Ramius Capital Group, LLC,
    its Investment Advisor                     its Managing Member
By: Ramius Capital Group, LLC,
    its Managing Member

                                           By: /s/ Marran Ogilvie
                                               -----------------------------
By: /s/ Marran Ogilvie                        Name:  Marran Ogilvie
    -----------------------------             Title: Authorized Signatory
    Name:  Marran Ogilvie
    Title: Authorized Signatory

RAMIUS ADVISORS, LLC                       RAMIUS CAPITAL GROUP, LLC
                                           By: C4S & Co., L.L.C.,
By: Ramius Capital Group, LLC,             as Managing Member
    its Managing Member                    By: Morgan B. Stark,
                                            as Managing Member

                                           /s/ Morgan B. Stark
By: /s/ Marran Ogilvie                     ---------------------------------
   ------------------------------
   Name:  Marran Ogilvie
   Title: Authorized Signatory

C4S & CO., L.L.C.                          MORGAN B. STARK
By:  Morgan B. Stark,
as Managing Member


/s/ Morgan B. Stark                        /s/ Morgan B. Stark
---------------------------------          ---------------------------------

PETER A. COHEN                             THOMAS W. STRAUSS




/s/ Peter A. Cohen                         /s/ Thomas W. Strauss
---------------------------------          ---------------------------------
JEFFREY M. SOLOMON




/s/ Jeffrey M. Solomon
---------------------------------